EXHIBIT 99.1

Emclaire Financial Corp 612 Main Street ♦ Emlenton, PA 16373-0046 Phone: (844) 767-2311 / FAX: (724) 867-9326

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

Wednesday, June 10, 2015	William C. Marsh
Chairman of the Board, President and
Chief Executive Officer

Phone: (844) 767-2311
Email: investor.relations@farmersnb.com

FOR IMMEDIATE RELEASE

Emclaire Financial Corp Successfully Completes $8.2 Million
Private Placement Common Stock Offering

Emlenton, Pennsylvania, June 10, 2015 – Emclaire Financial Corp (NASDAQ:EMCF), the parent company of The Farmers National Bank of Emlenton (the "Bank"), today announced the successful completion of a fully-subscribed, private placement offering of 350,000 newly issued shares of its common stock.  The net proceeds of the offering, after expenses, were $8,175,000.  The Corporation intends to use the proceeds of the offering for general corporate purposes, the support of past and prospective balance sheet growth, and for the planned redemption of all remaining shares of preferred stock outstanding with the United States Treasury pursuant to the Small Business Lending Fund program.

"We are extremely pleased with the success of the private placement offering," said William C. Marsh, Chairman of the Board, President and Chief Executive Officer.  "We received an overwhelming and positive response to the offering and appreciate the confidence that both new and existing investors have shown in our Bank.  The addition of this capital puts us in an excellent position to continue the profitable growth of our successful banking franchise."

The new common shares were sold to individual and institutional accredited investors at a price of $23.50 per share, which is a slight premium to the tangible book value per share of the Corporation's common stock.  Of the $8,225,000 in gross proceeds from the offering, officers and directors purchased approximately $2.6 million, other individual investors purchased approximately $2.6 million and institutional investors purchased approximately $3.0 million.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities.  The shares of common stock issued in connection with the private placement were exempt from registration under the Securities Act of 1933, as amended, pursuant to section 4(2) and Regulation D, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating fifteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation's common stock is quoted on and traded through NASDAQ under the symbol "EMCF".  For more information, visit the Corporation's website at "www.emclairefinancial.com".

EMCLAIRE FINANCIAL CORP

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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